CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-108995, 333-51213, 333-208412 and 333-270100 on Form S-8 of our report dated September 24, 2025, relating to the statements of net assets available for benefits of the Procter & Gamble Holding France SAS Group Profit Sharing, Incentive and Employer Contribution Plan (France) as of June 30, 2025, and 2024 and the related statements of changes in net assets available for benefits for the years ended June 30, 2025, 2024, appearing in this Annual Report on Form 11-K for the year ended June 30, 2025.

/S/ Deloitte & Associés

Paris-La Défense, France
September 24, 2025